Exhibit 99.3

FOR IMMEDIATE RELEASE

Toys“R”Us to Wind Down U.S. Business

WAYNE, NJ – March 15, 2017 – Toys“R”Us, Inc. today announced that it has filed a motion seeking Bankruptcy Court approval to begin the process of conducting an orderly wind-down of its U.S. business and liquidation of inventory in all 735 of the Company’s U.S. stores, including stores in Puerto Rico. Toys“R”Us will provide more details about the plans for the liquidation of its U.S. stores and going out of business sales in the near term.

Toys“R”Us also announced that it is pursuing a going concern reorganization and a sale process for its Canadian and international operations in Asia and Central Europe, including Germany, Austria and Switzerland. The Company’s international operations in Australia, France, Poland, Portugal and Spain are considering their options in light of this announcement, including potential sale processes in their respective markets. The Company’s stores in all these international markets are currently open and serving customers.

In connection with the sale process, the motion the Company filed with the Bankruptcy Court included bidding procedures for the Canadian operations. The Company also disclosed that it is engaged in discussions with certain interested parties for a transaction that could combine up to 200 of the top performing U.S. stores with its Canadian operations. While discussions continue on this potential transaction, Toys“R”Us is seeking court approval to implement the liquidation of inventory in all the U.S. stores, subject to a right to recall any stores included in the proposed Canadian transaction.

The previously announced administration of the UK business continues.

Dave Brandon, Chairman and Chief Executive Officer, said, “I am very disappointed with the result, but we no longer have the financial support to continue the Company’s U.S. operations. We are therefore implementing an orderly process to shutter our U.S. operations and will pursue going concern sales or reorganizations of certain of our international businesses, while our other international businesses consider their options.”

Brandon continued, “There are many people and organizations who have remained in our corner every step along the way. I want to thank our extraordinary team members who helped build Toys“R”Us into a global brand. I also want to express my appreciation for my colleagues on our board who have continued to provide support to sustain the brand and our operations throughout the restructuring process. I would also like to thank our vendors who we owe a great deal of gratitude to for their decades of support. This is a profoundly sad day for us as well as the millions of kids and families who we have served for the past 70 years.”

The Company and its advisors are working to minimize the impact of the U.S. liquidation on the Canadian and other international markets. As part of these efforts, the Company is implementing a transition services arrangement for the next 60 days and is developing plans for a potential shared service function to support the international operations going forward.

Additional information regarding the Company’s restructuring process can be obtained by calling the Company’s Information Hotline, toll-free in the U.S. and Canada at (844) 794-3476, or sending an email to toysrusinfo@PrimeClerk.com. Court filings and other documents related to the court-supervised process in the U.S. are available on a separate website administered by the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/toysrus.

Kirkland & Ellis LLP is serving as principal legal counsel to Toys“R”Us, Alvarez & Marsal is serving as restructuring advisor and Lazard is serving as financial advisor.

For more information please contact:

Media:

Amy von Walter, Executive Vice President, Global Communications & Customer Care at 201-815-9512 or Amy.vonWalter@toysrus.com

press@toysrus.com

973-617-5900

Michael Freitag / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

Tel: (212) 355-4449